Exhibit 5.1
August 22, 2005
Board of Directors
Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Ladies and Gentlemen:
          We are acting as Maryland counsel to Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed offering of 4,994,150 shares of common stock (the “Redemption Shares”) of the Company if and to the extent that holders of a like number of common units of limited partnership interests (the “Units”) in Ashford Hospitality Limited Partnership (the “Operating Partnership”) tender such Units for the redemption. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
          For purposes of this opinion letter, we have examined copies of the following documents:
          1. An executed copy of the Registration Statement.
          2. The Charter of the Company, as certified by the Maryland State Department of Assessments and Taxation on June 15, 2005 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect (the “Charter”).
          3. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.
          4. The Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated April 6, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect (the “Partnership Agreement”).

Board of Directors
Ashford Hospitality Trust, Inc.
August 22, 2005

          5. Resolutions of the Board of Directors of the Company adopted March 14, 2005 and August 19, 2005, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance of the Redemption Shares upon tender of the Units for redemption, the filing of the Registration Statement, and the arrangements in connection therewith.
          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Redemption Shares will not be issued in violation of the ownership limit contained in the Company’s Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
          This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.
          Based upon, subject to and limited by the foregoing, we are of the opinion that the Redemption Shares, when issued and delivered in accordance with the Partnership Agreement and the applicable resolutions of the Board of Directors of the Company referred to above upon redemption of Units as contemplated thereby, will be validly issued, fully paid, and nonassessable.
          This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.
          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Board of Directors
Ashford Hospitality Trust, Inc.
August 22, 2005

Very truly yours,

HOGAN & HARTSON L.L.P.